Exhibit 10.9

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated January 29, 2020 by and between Buzz Holdings L.P., a Delaware limited partnership (the “Company”) and Whitney Wolfe Herd (“Executive”).

RECITALS:

WHEREAS, Bumble Holding Limited, a UK private limited liability company (“Bumble”) employs Executive as its Chief Executive Officer pursuant to an offer letter dated as of January 21, 2015 (the “Prior Offer Letter”);

WHEREAS, Bumble is a subsidiary of Worldwide Vision Limited, an exempted limited liability company incorporated under the laws of Bermuda (“WVL”);

WHEREAS, the Company entered into that Agreement and Plan of Merger, dated November 8, 2019, by and among the Company, WVL, and the other parties thereto, pursuant to which WVL will become a wholly owned subsidiary of the Company (the “Transaction,” and the date on which the Transaction is completed, the “Effective Date”);

WHEREAS, in connection with the Transaction, the Company desires to employ (or cause one of its operating subsidiaries to employ) Executive, with Executive serving as Chief Executive Officer of the Company, and to enter into this Agreement, which will embody the terms of Executive’s employment; and

WHEREAS, Executive desires to accept such employment, effective as of the Effective Date;

WHEREAS, the Company and Executive desire to enter into this Agreement, which embodies the terms of such employment; and

WHEREAS, should the closing of the Transaction fail to occur for any reason, this Agreement shall be null and void and have no effect, and any rights and obligations of the parties hereunder shall automatically terminate.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Term of Employment. Subject to the provisions of Section 5 of this Agreement, Executive shall commence employment with the Company and/or one or more members of the Company Group (as defined below) for a period (the “Employment Term”) commencing on the Effective Date and ending on the third anniversary of the Effective Date on the terms and subject to the conditions set forth in this Agreement; provided, however, the Employment Term shall be automatically extended for an additional one-year period commencing with the third anniversary of the Effective Date and, thereafter, on each such successive anniversary of the Effective Date (each, an “Extension Date”), unless the Company or Executive provides the other party at least 90 days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended (a “Notice of Non-Renewal”).

2. Position, Duties, Authority, and Policies.

(a) During the Employment Term, Executive shall serve as the Chief Executive Officer of the Company. Executive shall also serve as a member of the board of directors of the general partner of the Company (the “Board”), subject to the terms of the Amended and Restated Limited Partnership Agreement of the Company, dated as of the Effective Date (the “Partnership Agreement”). In such position, Executive shall have such duties, functions, responsibilities and authority as shall be determined from time to time by the Board and consistent with Executive’s position and title. Executive shall report directly to the Board. From time to time, Executive shall serve on the board of directors or other governing body of any of the Company or its subsidiaries (the “Company Group”) as may be agreed to between the Board and Executive or removed from any such position (subject to the applicable provisions of the Partnership Agreement), without any claim for additional remuneration or compensation.

(b) Executive will devote substantially all of Executive’s business time and best efforts to the operation and oversight of the businesses of the Company Group and performance of Executive’s duties hereunder (excluding periods of vacation, approved time off or leave of absence) and will not, without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed), engage in any other business activities that could conflict with Executive’s duties or services to the Company Group. However, notwithstanding the foregoing, during the Employment Term, it shall not be a violation of the prior sentence for Executive to engage in the activities set forth on Schedule I. Executive shall be subject to the terms and conditions of the Company Group’s employee policies and codes of conduct as in effect from time to time to the extent not inconsistent with this Agreement.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay (or cause to be paid) to Executive a base salary (“Base Salary”) at the annual rate of $650,000, payable in regular installments in accordance with the usual payment practices of the Company Group. Executive’s Base Salary shall be subject to annual review and subject to increase, but not decrease, as may be determined from time to time in the sole discretion of the Board.

(b) Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) based on the achievement of performance objectives and targets established annually by the Board or the compensation committee of the Board, in consultation with Executive. During each fiscal year, Executive’s target bonus (the “Target Bonus”) will be $450,000 if target performance objectives are achieved. Any Annual Bonus shall be paid to Executive within two and one-half months after the end of the applicable fiscal year; provided, that if the applicable performance objectives and targets have not, if necessary, been verified by audit by such time, then the Annual Bonus, if any, shall be payable within 10 days following such verification, but not no later than December 31 of such year (provided, that the Company shall use its reasonable best efforts to complete any such audit and pay such Annual Bonus as promptly as practicable). No Annual Bonus shall be payable in respect of any fiscal year in which Executive’s employment is terminated, except to the extent provided in Section 5.

4. Benefits.

(a) General. During the Employment Term, Executive shall be entitled to participate in the retirement, health and welfare benefit plans, practices, policies and arrangements of the Company Group as in effect from time to time (collectively, “Employee Benefits”), on terms and conditions no less favorable than each of the Employee Benefits are made available to any other senior executive of the Company Group (other than with respect to any terms and conditions specifically determined under this Agreement, the benefits for which shall be determined instead in accordance with this Agreement). For the avoidance of doubt, no new benefit plans shall be required to be adopted. Executive shall be entitled to the perquisites set forth on Schedule II.

(b) Vacation. Executive shall be entitled to five weeks’ paid vacation pursuant to the applicable Company vacation policy, plan or regular practice, as may be modified from time to time.

(c) Reimbursement of Business Expenses. During the Employment Term, the Company shall reimburse Executive for reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with its then-prevailing business expense policy (which shall include appropriate itemization and substantiation of expenses incurred); provided, that reimbursement for travel expenses incurred by Executive in the performance of Executive’s duties hereunder shall be made in accordance with the travel policy of the Company, which, with respect to Executive, shall be consistent with the travel policy in effect for Executive as of immediately prior to the Effective Date.

5. Termination.

(a) The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in the manner set forth in this Section 5; provided, that the terminating party shall be required to give the other party at least 90 days’ advance written notice (the “Notice Period”) of such termination (other than as a result of (i) a termination by the Company for Cause, which shall not require such advance notice, or (ii) a resignation by Executive for Good Reason, which shall require notice as set forth in Section 5(d)(iii)). Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, that Executive’s rights under the Incentive Unit Subscription Agreement (as defined below) and any other equity plan, equity incentive award agreement or other employee benefit plan that provides for rights (other than severance payments) upon termination of employment shall, in each case, be governed exclusively by such plan or agreement, as applicable.

(b) By the Company for Cause or by Executive without Good Reason.

(i) The Employment Term and Executive’s employment hereunder (A) may be terminated by the Company for Cause with immediate effect and (B) shall terminate automatically upon the effective date (following the Notice Period) of Executive’s resignation for any reason other than Good Reason.

(ii) For purposes of this Agreement, “Cause” shall mean (A) any willful act or omission that constitutes a material breach by Executive of any of Executive’s material obligations under this Agreement or the Partnership Agreement; (B) the willful and continued failure or refusal of Executive to substantially perform the material duties reasonably required of Executive as an employee of the Company Group; (C) Executive’s commission or conviction of, or plea of guilty or nolo contendere to, (1) a felony or (2) a crime involving fraud or moral turpitude (or any other crime relating to the Company Group which would reasonably be expected to be materially injurious to the Company Group); provided, that if the Company terminates Executive’s employment and withholds payments or benefits to Executive on the assertion that Executive committed a felony or crime described in this clause (C) and Executive is subsequently acquitted of such felony or crime, then the Company shall promptly pay to Executive an amount sufficient to restore Executive to the same economic position Executive would have been in had Executive’s termination of employment been without Cause (including by paying an amount in severance that Executive would have been entitled to under this Agreement); (D) Executive’s willful theft, dishonesty or other misconduct that would reasonably be expected to be materially injurious to the Company Group; (E) Executive’s willful and unauthorized use, misappropriation, destruction or diversion of any material tangible or intangible asset of the Company Group (including, without limitation, Executive’s willful and unauthorized use or disclosure of the Company Group’s confidential or proprietary information) that would reasonably be expected to be materially injurious to the Company Group; or (F) any violation by Executive of any law regarding employment discrimination or sexual harassment that would reasonably be expected to be materially injurious to the Company Group; provided, that a termination of Executive’s employment for Cause that is susceptible to cure shall not be effective unless the Company first gives Executive written notice of its intention to terminate and the grounds for such termination, and Executive has not, within five business days following receipt of such notice, cured such Cause;

(iii) If Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive:

(A) the Base Salary through the date of termination;

(B) reimbursement, within 30 days following receipt by the Company of Executive’s claim for such reimbursement (including appropriate supporting documentation), for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to Executive’s termination; provided, that such claims for such reimbursement are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(C) such Employee Benefits (other than with respect to severance benefits), if any, to which Executive may be entitled, payable in accordance with the terms and conditions of plan, program and policies (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause, except as set forth in this Section 5(b)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iv) If Executive resigns for any reason other than Good Reason, provided that Executive will be required to comply with the Notice Period requirement in Section 5(a), Executive shall be entitled to receive the Accrued Rights. During the Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company, and shall receive the Base Salary and Employee Benefits. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect to pay to Executive the Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company) or, if Executive resigns for any reason other than Good Reason, the Company may elect to place Executive on “garden leave” during the Notice Period (such period, if elected, the “Garden Leave Period”). If such Garden Leave Period is elected by the Company, then during the Garden Leave Period, Executive shall (x) remain an employee of the Company but not be required to perform any duties for the Company or attend work and (y) be eligible for continued Base Salary and medical and other employee benefits, but no other compensation, including no incentive compensation or continued vesting in equity incentives or other awards during the Garden Leave Period. Following such resignation by Executive for any reason other than Good Reason, except as set forth in this Section 5(b)(iv), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Disability or Death.

(i) During any period that Executive is unable to perform Executive’s duties hereunder as a result of a Disability, Executive shall continue to receive Executive’s full Base Salary set forth in Section 3(a) and Employee Benefits set forth in Section 4(a) until Executive’s employment is terminated pursuant to Section 5(a). For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to engage in any substantial gainful activity, where such impairment can be expected to result in death or can be expected to last for a continuous period of inability to engage in any substantial gainful activity of not less than 12 months.

(ii) Upon termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, Executive or Executive’s estate, survivors or beneficiaries (as the case may be) shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus earned, but unpaid, as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement); and

(C) subject to Executive’s continued compliance in all material respects with Section 6 and Section 7 hereof, and the execution and non-revocation of the Release (as defined below) by Executive or Executive’s estate, survivors or beneficiaries (as the case may be), no later than two and one-half months after the end of the applicable fiscal year, a pro-rata portion of the Annual Bonus payable for the fiscal year in which such termination occurs, based on the achievement of the actual performance objectives and targets for such fiscal year and a fraction, the numerator of which is the number of days during the fiscal year up to and including the date of termination of Executive’s employment and the denominator of which is the number of days in such fiscal year (the “Pro-Rated Bonus”).

Following such termination of Executive’s employment hereunder as a result of Executive’s death or by the Company at a time when Executive has a Disability, except as set forth in this Section 5(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d) By the Company Without Cause (other than by reason of death or Disability) or Resignation by Executive for Good Reason.

(i) If Executive’s employment is terminated by the Company without Cause (other than as described in Section 5(c)) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) any Annual Bonus earned, but unpaid, as of the date of termination, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such payment shall be made in accordance with the terms and conditions of such deferred compensation arrangement); and

(C) subject to Executive’s continued compliance in all material respects with Section 6 and Section 7 hereof, and the execution and non-revocation of the Release, the Company shall pay Executive (x) an amount equal to 12 months of Executive’s then-current Base Salary, payable in equal monthly installments over a 12-month period; (y) an amount equal to the Target Bonus for the year of termination of employment, payable within 60 days following the date of termination; and (z) if Executive elects continuation of Executive’s medical and dental coverage under COBRA, Executive’s coverage and participation under the Company Group’s medical and dental benefit plans in which Executive was participating immediately prior to termination of employment pursuant to this Section 5(d)(i) (“Medical and Dental Benefits”) shall continue at the same cost to Executive as the cost for the Medical and Dental Benefits immediately prior to such termination until the earlier of (i) the 12-month anniversary of the date of termination or (ii) the date on which Executive becomes eligible for medical and/or dental coverage from Executive’s subsequent employer (it being understood that such continuation of coverage may be made by paying Executive a series of monthly payments sufficient, after payment of federal, state and local income taxes, to pay Executive’s applicable monthly COBRA premium); provided, further, that payments under (x) shall be in addition to any Base Salary payments made in lieu of all or a portion of the Notice Period. The Executive may choose to continue the Medical and Dental Benefits under COBRA at Executive’s own expense for the balance, if any, of the period required by law.

Following such termination of employment without Cause by the Company or a resignation by Executive for Good Reason, except as set forth in this Section 5(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) Release. Amounts payable to Executive under Section 5(c)(ii)(B) and Section (c)(ii)(C)5(c)(ii)(C) or Section 5(d)(i)(B) and Section 5(d)(i)(C) (collectively, the “Conditioned Benefits”) are subject to (i) Executive’s (or Executive’s estate’s) execution and non-revocation of a release of claims, substantially in the form attached hereto as Exhibit I (the “Release”), within 60 days following the date of termination and (ii) the expiration of any revocation period contained in such Release. Further, to the extent that any of the Conditioned Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or the 60-day period following the date of termination begins in one calendar year and ends in a second calendar year, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such 60th day (regardless of when the Release is delivered), after which any remaining Conditioned Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.

(iii) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s consent): (A) a decrease in Executive’s Base Salary or Target Bonus, or a failure by any member of the Company Group to pay any compensation or provide any benefits due and payable to Executive in connection with Executive’s employment; (B) a diminution of the title, responsibilities or authority of Executive; (C) any member of the Company Group’s requiring Executive to be based at any office or location that is inconsistent with the terms of this Agreement or other understanding with the Company, so long as Executive’s actual work location(s) are reasonably appropriate (after reasonably taking into account Executive’s past practice as Chief Executive Officer of Bumble prior to the Effective Date), given Executive’s duties and responsibilities and the needs of the Company Group; (D) a material breach by the Company of this Agreement; or (v) the Company’s delivery to Executive of a Notice of Non-Renewal; provided, that no event or condition described in clauses (A) – (D) above will constitute Good Reason unless (x) Executive gives the Board written notice of such event or condition giving rise to Good Reason within 30 days after Executive first learns of such event or condition, (y) the Company fails to cure such event or condition within 30 days after receipt of such notice and (z) Executive resigns from employment within 30 days following the expiration of such cure period.

(iv) If Executive’s employment with the Company is terminated by the Company without Cause (other than as described in Section 5(c)) the Company shall comply with the Notice Period requirement in Section 5(a). During such Notice Period, and subject to the following sentence, Executive shall continue to perform Executive’s duties and obligations under Section 2 hereto as reasonably requested by the Company. In lieu of all or any portion of the Notice Period, the Company, at its sole election, may elect to pay to Executive the Base Salary in lieu of notice (in which case, Executive’s employment shall terminate on the date so elected by the Company).

(e) Expiration of Employment Term. Except as provided in Section 5(d)(i) in the case of a resignation by Executive for Good Reason, the continuation of Executive’s employment with the Company Group beyond the expiration of the Employment Term following the delivery of a Notice of Non-Renewal shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided, that the provisions of Sections 5 (as applicable), 6, 7 and 8 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(f) Notice of Termination; Board/Committee Resignation. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) pursuant to Section 5 of this Agreement shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. Upon termination of Executive’s employment for any reason, at the request of the Company, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors or comparable governing bodies (and any committee thereof) of any other Company Group member, except to the extent Executive is entitled to serve or appoint herself as a member of the Board (and any committees thereof) and the board of directors or comparable governing bodies (and any committees thereof), as the case may be, pursuant to any other written agreement with a member of the Company Group, including, without limitation, the Partnership Agreement.

6. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and further acknowledges and recognizes that Executive has received, and will receive, Confidential Information (as defined below) and other trade secrets of the Company Group, and accordingly agrees as follows:

(a) Non-Competition.

(i) During the Employment Term and until the later of (i) the third anniversary of the Effective Date (the “Post-Closing Restricted Period”) and (ii) the second anniversary of Executive’s termination of employment with the Company Group (such actual period of restriction, whether such period ends upon or after the expiration of the Post-Closing Restricted Period, the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company Group the business of any then current or prospective client or customer with whom Executive (or Executive’s direct reports) had personal contact or dealings on behalf of the Company during the one-year period preceding Executive’s termination of employment.

(ii) During the Restricted Period, Executive will not directly or indirectly:

(A) engage in any business activities involving any Competing Business, individually or through an entity, as an employee, director, officer, owner, investor, partner, member, consultant, contractor, agent, joint venturer or otherwise, in any geographical area where any member of the Company Group engages in its business;

(B) acquire a financial interest in, or otherwise become actively involved with, any Competing Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(C) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.

(iii) Notwithstanding anything to the contrary in this Agreement, (A) Executive may, directly or indirectly, own, solely as an investment, securities of any Competing Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive does not, directly or indirectly, own 5% or more of any class of securities of such Person; and (B) this Section 6 shall not restrict (x) Executive’s participation in the activities set forth on Schedule I or (y) Executive’s activities with respect to female empowerment and entrepreneurialism and social justice.

(iv) For purposes of this Agreement, “Competing Business” means (A) the business of online, web-based or mobile-based applications established or used for the purposes of (I) match-making for dating or romance or (II) professional networking and (B) any business activity known to Executive that is competitive with the then-current or demonstrably planned business activities of the Company Group; provided, that online, web-based or mobile-based applications established and predominantly used for any purposes other than those described above in clause (A) or (B) (even if such applications, for the avoidance of doubt, incidentally result in dating, romance or professional networking) shall not constitute a Competing Business.

(b) Employee Non-Solicitation. During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i) solicit or encourage any employee of the Company Group to leave the employment of the Company Group;

(ii) hire or solicit for employment any employee who was employed by the Company Group as of the date of Executive’s termination of employment with the Company Group for any reason or who left the employment of the Company Group coincident with, or within one year prior to, the date of Executive’s termination of employment with the Company Group for any reason; or

(iii) encourage any material consultant of the Company Group to cease working with the Company Group.

(c) Non-Disparagement. During the Employment Term and following a termination of employment for any reason (i) Executive agrees not to make, or direct any other Person to make, any Disparaging Statement (as defined below) about the Company Group, The Blackstone Group Inc. or any of their respective affiliates (or any of their respective officers or directors) (it being understood that comments made in Executive’s good faith performance of Executive’s duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement) and (ii) the Company shall instruct the members of the Board that are affiliated with The Blackstone Group Inc. not to make, or direct any other Person to make, any Disparaging Statement about Executive or Executive’s spouse. In addition, following the termination of Executive’s employment with the Company Group for any reason, the Company shall instruct the members of the Company Group’s management team and any other individual who is authorized to make any public statement on behalf of the Company Group not to make, or direct any other Person to make, any Disparaging Statement about Executive or Executive’s spouse. For purposes of this Agreement, a “Disparaging Statement” shall mean any communication that is intended to defame or disparage, or has the effect of defaming or disparaging.

(d) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 6 to be reasonable and necessary to protect the Company’s legitimate business interests and to be in consideration of Executive’s significant rollover of equity interests into the Company and of the Company’s grant of incentive equity interests to Executive, in each case, in connection with the Transaction, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(e) The period of time during which the provisions of this Section 6 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief. The period of time during which the provisions of this Section 6 shall be in effect shall be reduced by the Garden Leave Period (if elected).

(f) The provisions of this Section 6 shall survive the termination of Executive’s employment for any reason, including but not limited to, any termination other than for Cause.

7. Confidentiality; Intellectual Property.

(a) Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with the Company), (x) retain; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside any Company Group member (other than (A) Executive’s professional advisers who are bound by confidentiality obligations, (B) in performance of Executive’s duties under Executive’s employment and pursuant to customary industry practice, (C) in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement and (D) to Executive’s representatives who have a need to know such information for tax or financial reporting reasons), any non-public, proprietary or confidential information (in any form or medium, including text, digital or electronic) – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals (in any form or medium, tangible or intangible) – concerning the past, current or future business, activities and operations of any Company Group member and/or any third party that has disclosed or provided any of same to any Company Group member on a confidential basis (“Confidential Information”) without the prior written authorization of the Board. Executive will not at any time (whether during or after Executive’s employment with the Company Group) use any Confidential Information for the benefit, purposes or account of Executive or any other Person, other than in the performance of Executive’s duties under this Agreement.

(ii) “Confidential Information” shall not include any information that is (A) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (B) made available to Executive by a third party without breach of any confidentiality obligation or other wrongful act of which Executive has knowledge; (C) required by law to be disclosed; provided, that with respect to subsection (C) Executive shall (to the extent legally permissible and reasonably practicable) give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by any Company Group member to obtain a protective order or similar treatment; or (D) permitted to be disclosed pursuant to any organizational document of the Company Group.

(iii) Except as required by law, Executive will not disclose to anyone, other than Executive’s family (it being understood that, in this Agreement, the term “family” refers to Executive, Executive’s spouse, spouse equivalent, children, parents, spouse’s parents and spouse equivalent’s parents) and advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer executive compensation and the provisions of Section 6 and Section 7 of this Agreement and, may disclose the existence or contents of this Agreement in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement (provided, that, in connection with any such litigation or proceedings not involving the Company Group or any of their Affiliates, Executive shall (to the extent legally permissible and reasonably practicable) disclose no more information than is required). This Section 7(a)(iii) shall terminate if the Company publicly discloses a copy of this Agreement (or, if the Company publicly discloses summaries or excerpts of this Agreement, to the extent so disclosed).

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall, upon the Company’s request, promptly destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and nothing herein shall require Executive to destroy any computer records or files containing Confidential Information which Executive is required to maintain pursuant to applicable law or in connection with any litigation proceedings for enforcement by Executive of Executive’s rights under this Agreement; provided, that the provisions of this Agreement will continue to apply to such Confidential Information.

(v) Nothing in this Agreement shall prohibit or impede Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (or similar bodies of relevant foreign jurisdictions) (collectively, a “Governmental Entity”) with respect to possible violations of any applicable law or regulation, or from otherwise making disclosures to any Governmental Entity that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law, and nothing herein shall preclude Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program. Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure.

(vi) Pursuant to the Defend Trade Secrets Act of 2016, the Company and Executive hereby confirm, understand and acknowledge that Executive shall not be held criminally or civilly liable under any applicable federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive hereby confirm, understand and acknowledge further that if Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Moreover, Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. Except as required by applicable law, under no circumstance will Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(b) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, concepts, intellectual property, materials, trademarks or similar rights, documents or other work product (including without limitation, research, reports, software, algorithms, techniques, databases, systems, applications, presentations, textual works, content, improvements, or audiovisual materials), whether or not patentable or registrable under patent, trademark, copyright or similar laws (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company Group members and within the scope of such employment (it being understood that, for the avoidance of doubt, the activities set forth on Schedule I shall not be considered within the scope of such employment for the purposes of this Section 7) and/or with the use of any resources of any Company Group member or their respective Affiliates, which Works shall be “Company Group Works” (it being understood that, notwithstanding anything herein to the contrary, in no event shall Executive’s name, likeness, image or any other rights of publicity be considered Company Group Works). Executive agrees that all such Company Group Works shall, as between the parties hereto, be the sole and exclusive property and intellectual property of the Company. Notwithstanding the foregoing, Executive hereby irrevocably assigns, transfers and conveys (and agrees to so assign, transfer and convey), to the maximum extent permitted by applicable law, all of Executive’s right, title, and interest therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, other intellectual property laws, and related laws) to the Company Group members to the extent ownership of any such rights does not vest originally in such Company Group members whether as a “work made for hire” or by virtue of the prior sentence. If Executive creates any written records (in the form of notes, sketches, drawings, or any other tangible form or media) of any Company Group Works, such records will remain, as between the parties hereto, the sole property and intellectual property of the Company Group members at all times. For clarity, any activities using Executive’s name, likeness, image or any other rights of publicity, to the extent such activities (A)(x) would not otherwise be prohibited by Section 6(a) of the Agreement and (y) are outside of the ordinary course of business of the Company Group, as such business exists now or at any time in the future or (B) are otherwise approved by the Board (which approval shall not be unreasonably withheld, conditioned or delayed) shall not be considered within the scope of Executive’s employment for the purposes of this Section 7.

(ii) Executive hereby assigns and agrees to assign all of Executive’s rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”) in any of the Company Group Works. To the extent that Moral Rights cannot be assigned under applicable law, Executive hereby waives and agrees not to enforce any and all such Moral Rights, including, without limitation, any limitation on subsequent modification, to the fullest extent permitted under applicable law.

(iii) Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the expense of any Company Group member (but without further remuneration) to assist the applicable Company Group member or its affiliates in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company Group members’ rights in the Company Group Works. Executive hereby designates and appoints the Company and its designees as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead solely to the extent necessary to execute and file such documents and solely to the extent Executive is unable or unwilling to do so. This power of attorney is coupled with an interest and is irrevocable. Executive shall not knowingly take any actions inconsistent with the Company’s ownership rights set forth in this Section 7, including by filing to register any Company Group Works in Executive’s own name.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any Company Group member or their respective Affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Executive, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest.

(v) Executive has listed on the attached Exhibit II, Works that are owned by Executive, in whole or jointly with others prior to Executive’s employment with the Company (such Works, together with any other Works owned by Executive in whole or jointly with others prior to Executive’s employment with the Company Group, collectively, “Prior Works”). Executive shall not use any Prior Work in connection with Executive’s employment with the Company Group without prior written consent of the Company. If, in connection with Executive’s employment with the Company, Executive incorporates into any Company product, service or process any Prior Work (or any portion of a Prior Work), in any manner whatsoever, Executive grants the Company a non-exclusive, perpetual (or the maximum time period allowed by applicable law), sublicensable, assignable, royalty-free right and worldwide license to use, modify, reproduce, reduce to practice, market, distribute, communicate and/or sell such Prior Work or portion of such Prior Work solely to the extent necessary for the Company to exploit such Company product, service or process. The Company, on behalf of itself and the other members of the Company Group, agrees that any and all Prior Works shall, as between the parties hereto, be and remain the sole and exclusive property and intellectual property of Executive. For the avoidance of doubt, notwithstanding anything herein to the contrary, in no event shall any Prior Works (or any portion thereof) be considered “Confidential Information” under this Agreement.

(c) The provisions of Section 7 hereof shall survive the termination of Executive’s employment for any reason (except as otherwise set forth in Section 7(a)(iii) hereof).

8. Specific Performance. Executive acknowledges and agrees that the remedies of the Company Group at law for a breach or threatened breach of any of the provisions of Section 6 and Section 7 of this Agreement would be inadequate and the Company Group would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a material breach, in addition to any remedies at law, any member of the Company Group, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement, and may be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Any determination as to whether Executive is in compliance with Section 6 and Section 7 hereof shall be determined without regard to whether the Company Group could obtain an injunction or other equitable relief under the law of any particular jurisdiction.

9. Miscellaneous.

(a) Indemnification; Directors’ and Officers’ Insurance. The Company shall indemnify and hold Executive harmless from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by Executive from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”), which may be imposed on, incurred by or asserted at any time against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of any Company Group member, or Executive’s service in any such capacity or similar capacity with an affiliate of the Company Group or other entity at the request of the Company Group; provided, that Executive shall not be entitled to indemnification hereunder against any Claims or Expenses that are finally determined by a court of competent jurisdiction to have resulted from any act or omission that (i) is a criminal act by Executive or (ii) constitutes fraud or willful misconduct by Executive. The Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by Executive in defending any such claim, demand, action, suit or proceeding as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided, that Executive undertakes to repay such expenses if it is determined by agreement between Executive and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that Executive is not entitled to be indemnified by the Company Group. The Company (or other Company Group member) will maintain directors’ and officers’ insurance providing coverage in such scope and subject to such limits as the Company determines, in its discretion, is appropriate.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction (except that the provisions of Section 6 shall be governed by the law of the State of Texas, without regard to conflicts of laws principles thereof that would direct the application of the law of any other jurisdiction).

(c) Jurisdiction; Venue. Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement and each of the parties agrees that any action relating in any way to this Agreement must be commenced only in the courts of Delaware, federal or state. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto hereby irrevocably consents to the service of process in any suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the address of such party set forth in Section 9(j).

(d) Entire Agreement; Amendments. This Agreement (including, without limitation, the schedules and exhibits attached hereto) contains the entire understanding of the parties with respect to the employment of Executive by any member of the Company Group, and supersedes all prior agreements and understandings (including, without limitation, the Prior Offer Letter, the term sheet dated as of November 8, 2019 (solely to the extent related to the terms and conditions of Executive’s employment with the Company Group) and any verbal agreements) between Executive and any member of the Company Group regarding the terms and conditions of Executive’s employment with the Company Group, with the exception of any applicable prior invention assignment or the protections that exist under the terms of any applicable long term incentive plan (or any earned compensation, including under any retirement or deferred compensation plans), that certain Incentive Unit Subscription Agreement between the Company and Executive dated as of the date hereof (the “Incentive Unit Subscription Agreement”), the Partnership Agreement, that certain Securityholders Agreement, dated as of January 29, 2020 by and among the Company and the other parties thereto (the “Securityholders Agreement”), and that certain Loan and Security Agreement entered into between Executive and the Company, dated as of January 29, 2020 (the “Loan Agreement”). In addition, if the Company Group is a party to one or more agreements with Executive related to the matters subject to Section 6 or Section 7, such other agreement(s) shall remain in full force and effect and continue in addition to this Agreement, including, without limitation, any covenants pertaining to confidentiality, nondisclosure, non-competition, non-solicitation and non-disparagement applicable to Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement (including, without limitation, the schedules and exhibits attached hereto) may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided hereunder pursuant to Sections 5(c)(ii)(B), 5(c)(ii)(C), 5(d)(i)(B) and 5(d)(i)(C), as applicable, following the Employment Term shall be subject to set-off for amounts owed by Executive to any Company Group member (other than any amount owed by Executive to any Company Group member pursuant to the Loan Agreement). Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer (except as provided for in Section 5(d)(i)(C)), self-employment or other endeavor.

(g) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(h) Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement shall be assigned by the Company to a person or entity which is a successor in interest (“Successor”) to all or substantially all of the then-business operations of the Company; provided, that such Successor undertakes to be bound by the terms hereunder. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Successor.

(i) Compliance with Code Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Executive, reform such provision in a manner intended to avoid the incurrence by Executive of any such additional tax or interest.

(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred for proposes of this Agreement shall be made in accordance with the presumptions set forth in Section 1.409A-1(h) of the Treasury Regulations.

(iii) Any provision of this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service, the Company determines that Executive is a “specified employee,” within the meaning of Code Section 409A, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of such separation from service would be considered nonqualified deferred compensation under Code Section 409A, such payment or benefit shall be paid or provided at the date which is the earlier of (x) six months and one day after such separation from service and (y) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 9(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or provided to Executive in a lump-sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iv) Any reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including that (A) in no event shall any fees, expenses or other amounts eligible to be reimbursed by the Company under this Agreement be paid later than the last day of the calendar year next following the calendar year in which the applicable fees, expenses or other amounts were incurred; (B) the amount of expenses eligible for reimbursement, or in-kind benefits that the Company is obligated to pay or provide, in any given calendar year shall not affect the expenses that the Company is obligated to reimburse, or the in-kind benefits that the Company is obligated to pay or provide, in any other calendar year, provided that the foregoing clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (C) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(v) For purposes of Code Section 409A, Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.

(j) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Buzz Holdings L.P.

1105 W. 41st Street, Suite A

Austin, TX 78756

Attention:         General Counsel

with a copy (which shall not constitute notice) to:

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Attention:         Martin J. Brand

Jon Korngold

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

(k) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of the terms of any employment agreement or other agreement or written policy to which Executive is a party or otherwise bound. Executive hereby further represents that Executive is not subject to any agreement with a previous employer that is unaffiliated with the Company Group that contains any restrictions on Executive’s ability to solicit, hire or engage any employee or other service provider of such previous, unaffiliated employer that would restrict the ability of Executive to perform Executive’s duties hereunder. Executive agrees that the Company is relying on the foregoing representations in entering into this Agreement and related equity-based award agreements.

(l) Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any pending claim, litigation, regulatory or administrative proceeding involving any Company Group member (or any appeal from any action or proceeding) arising out of or related to the period when Executive was employed by any Company Group member. In the event that Executive’s cooperation is requested after the termination of Executive’s employment, the applicable Company Group member shall (i) use its reasonable efforts to minimize interruptions to Executive’s personal and professional schedule and (ii) reimburse Executive for all reasonable out-of-pocket expenses actually incurred by Executive in connection with such cooperation upon reasonable substantiation of such expenses.

(m) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. Any amounts so withheld shall be properly paid over to the appropriate government authority.

(n) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BUZZ HOLDING L.P.
By: Buzz Holdings GP L.L.C., its general partner

By:	/s/ Jonathan Korngold
Name: Jonathan Korngold
Title: President

[CEO Employment Agreement – Signature Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Whitney Wolfe Herd
Whitney Wolfe Herd

[CEO Employment Agreement – Signature Page]

Schedule I

Executive may engage in the following activities:

•

serve on the board of directors (or equivalent governing bodies) of (A) the following for-profit entities: (x) Verizon media advisory board; (y) Imagine Entertainment; and (z) Rent the Runway; and/or (B) not-for-profit organizations;

•

with the approval of the Board (which approval shall not be unreasonably withheld, conditioned or delayed), serve on the board of directors (or equivalent governing bodies) of other for-profit enterprises; and

•

engage in an unlimited number of (A) public speaking engagements, (B) publishing opportunities and/or (C) professional events or conferences, in each case, subject to the approval of the Board (which approval shall not be unreasonably withheld, conditioned or delayed) to the extent that such speaking engagements, publishing opportunities and events or conferences are outside of the ordinary course of business of the Company Group.

Executive shall be entitled to retain all fees or other payments earned in connection with the activities set forth on this Schedule I.

Schedule II

•

Company Car. Executive shall be entitled to maintain the leased vehicle provided to Executive as of immediately prior to the Effective Date for the remainder of the lease term for such vehicle (to the extent the lease is still in effect). For the avoidance of doubt, after the expiration (or other termination) of the lease term for such vehicle, the Company shall not provide a leased vehicle to Executive.

•

Childcare Services. During the Employment Term, Executive shall be entitled to childcare services when Executive is traveling with Executive’s child (or children, as the case may be), including payment for, or reimbursement of, travel-related expenses for Executive’s child (or children, as the case may be) and an additional childcare provider.

•

Security Benefits. During the Employment Term, Executive shall be entitled to full-time security benefits (i) with respect to any Company Group office (including while Executive is providing services from, and physically located at, such office) or (ii) when Executive is traveling under circumstances that pose a risk to Executive, as reasonably determined by Executive.